Securities and Exchange Commission Washington, DC

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this registration statement of Valde Connections, Inc. on Form SB-2 of our report dated March 14, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Cordovano and Harvey, P.C.

Cordovano and Harvey, P.C.
Denver, Colorado
June 20, 2003